Exhibit 99.28(a)(5)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trustee executed the following Certificate of Amendment:

1.	The Name of the Statutory Trust: FPA Funds Trust

2.	Article I is being renamed “Name, Principal Office and Definitions.”

Section 1.1 is being replaced with the following:

Section 1.1 Name. This Trust shall be known as INVESTMENT MANAGERS SERIES TRUST III and the Trustees shall conduct the business of the Trust under that name or any name or names as they may from time to time determine.

Section 1.2 Principal Office is being added:

Section 1.2 Principal Office. The principal office of the Trust shall be located at 235 West Galena Street, Milwaukee, Wisconsin 53212 or such other location as the Trustees may from time to time determine.

3.	The effective date of this Certificate of Amendment is January 10, 2024.

IN WITNESS WHEREOF, the undersigned, being the Chairman of the Board of Trustees of the Trust, has duly executed this Certificate of Amendment this 7th day December, 2023.

FPA FUNDS TRUST

/s/ John P. Zader
John P. Zader, Trustee